Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports Fourth Quarter and Year End 2013 Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - March 6, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter and year ended December 31, 2013. The net loss for the fourth quarter was $5.7 million compared to $10.3 million during the same quarter in 2012. The net loss for the years ended December 31, 2013 and 2012 was $39.6 million and $28.0 million, respectively. At December 31, 2013, Alexza had consolidated cash, cash equivalents and marketable securities of $25.9 million.

“Last year was a time of significant transition and many firsts for us,” said Thomas B. King, President and CEO of Alexza. “We received ADASUVE® approval in the EU, commenced our U.S. commercial strategy and initiated commercial manufacturing of ADASUVE for both the EU and U.S. markets.”

King continued, “Moreover, our partners have initiated the global launch of ADASUVE, with the product now available in the United States, Germany, Spain and Austria. ADASUVE is the first approved product that provides an orally inhaled formulation with fast onset as a treatment option for adults with agitation associated with schizophrenia or bipolar I disorder. We believe ADASUVE provides an important new option for clinicians who treat these patients.”

Alexza Business Updates

•	In October 2013, Grupo Ferrer Internacional, S.A. initiated sales of ADASUVE (inhalation powder, loxapine) in Austria. Ferrer is commercializing ADASUVE in Austria through a distribution agreement with AOP Orphan Pharmaceuticals AG. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

•	In January 2014, Ferrer initiated sales of ADASUVE in Spain. In conjunction with the commercial introduction of ADASUVE in Spain by Ferrer, Alexza received a $1 million milestone payment.

•	In February 2014, Robert A. Lippe joined Alexza in the newly created position of Executive Vice President, Operations and Chief Operations Officer.

•	In March 2014, Teva Pharmaceutical Industries Ltd. announced the commercial launch of ADASUVE (loxapine) inhalation powder 10 mg in the United States. Teva is Alexza’s commercial partner for ADASUVE in the U.S.

Financial Results - Periods Ended December 31, 2013 and 2012

Alexza recorded revenues of $1.3 million and $47.8 million in the quarter and year ended December 31, 2013, respectively, compared to $0.7 million and $4.1 million in the same periods in 2012, respectively. The revenues in 2013 consist of $42.8 million of licensing revenues from Teva, amortization of the upfront payment from the Ferrer agreement, a milestone payment from Ferrer for the first commercial sale in Germany, and transfer pricing of ADASUVE units shipped to Teva and Ferrer. Revenues in 2012 represent the amortization of upfront payments earned under agreements with Ferrer and Cypress Bioscience.

GAAP operating expenses were $10.7 million and $46.1 million in the quarter and year ended December 31, 2013, respectively, and $11.6 million and $32.9 million in the same periods in 2012, respectively.

Cost of goods sold were $4.3 million and $11.2 million during the quarter and year ended December 31, 2013. Cost of goods sold primarily consists of start-up activities related to commercial manufacturing operations, and, to a lesser extent, manufacture of commercial product. Alexza is in the early stages of commercialization and has incurred significantly higher than normal indirect costs in the production of its inventory. These costs are associated with manufacturing start-up costs and low production volumes, and Alexza expects to continue to incur higher than normal indirect costs until it gets closer to normal manufacturing capacity. All costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2013 were expensed as a component of research and development expense. In the second and third quarter of 2013, we shipped 13,370 units and 14,405 units of ADASUVE, all of which were shipped to Ferrer for the EU markets. In the fourth quarter of 2013, we shipped a total of 21,170 units of ADASUVE, consisting of 11,863 units to Ferrer and 9,307 units to Teva.

Research and development expenses were $2.6 million in the quarter and $19.1 million in the year ended December 31, 2013, compared to $7.0 million and $21.8 million in the same periods in 2012, respectively. These decreases were primarily a result of expenses related to quality and manufacturing being classified as cost of goods sold in 2013 partially offset by additional regulatory expenses and costs associated with Alexza’s post-approval commitments related to the EU Marketing Authorization Application approval.

General and administrative expenses were $3.8 million in the quarter and $15.8 million in the year ended December 31, 2013, as compared to $4.6 million and $11.1 million in the same periods in 2012, respectively. The increase in the full year was partially due to pre-commercialization efforts in the first and second quarter of 2013, which were assumed by Teva as part of the license and supply agreement signed in May 2013. In addition, Alexza increased headcount and external expenses to support the increased operational activities following the approval of ADASUVE in the U.S. and EU. In the fourth quarter of 2012, the Company incurred large share-based compensation and bonus expense due to the accomplishment of certain company goals, which triggered certain performance based compensation payments.

In connection with the acquisition of Symphony Allegro in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. For the fourth quarter of 2013, the gain on the change in the fair value of the contingent liability was primarily due the change in the projected timing of cash flows by one year, associated with the possible expansion of ADASUVE into additional markets, through a supplemental New Drug Application.

In the third and fourth quarters of 2013, the Company drew down $10 million and $5 million, respectively, against the Teva Note. Alexza believes that based on its cash, cash equivalents and marketable securities balances at December 31, 2013, estimated product revenues, royalties and milestones associated with the sale of ADASUVE, remaining proceeds available under the Teva Note, and expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the third quarter of 2014.

Conference Call Information - 5:00 p.m. Eastern Time on March 6, 2014

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

To access the live conference call, dial 888-713-4217 or +1-617-213-4869 (international). The reference number to enter the call is 27032609. Interested parties may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P96G8VMUD.

A replay of the conference call may be accessed at www.alexza.com under the “Investor Relations” link, or by dialing 888-286-8010 or +1-617-801-6888 (international). The reference number for the replay of the call is 66383761. A replay of the call will be available for 30 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE, Alexza’s first commercial product, has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of March 6, 2014 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of December 31, 2013.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and our partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue	$1,309	$729	$47,839	$4,070
Operating expenses:
Cost of goods sold	4,297	—	11,209	—
Research and development	2,607	7,023	19,082	21,849
General and administrative	3,762	4,606	15,778	11,093

Total operating expenses	10,666	11,629	46,069	32,942

(Loss) income from operations	(9,357)	(10,900)	1,770	(28,872)

Gain (loss) on change in fair value of contingent consideration liability	4,100	900	(39,913)	1,900
Interest and other income (expense), net	8	7	26	420
Interest expense	(443)	(280)	(1,498)	(1,426)

Net loss	$(5,692)	$(10,273)	$(39,615)	$(27,978)

Basic and diluted net loss per share	$(0.33)	$(0.65)	$(2.38)	$(2.24)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$17,306	$17,715
Marketable securities	8,578	—
Restricted cash	—	5,051
Accounts receivable	129	—
Inventory	3,447	—
Prepaid expenses and other current assets	1,453	852

Total current assets	30,913	23,618

Property and equipment, net	14,991	16,531
Other assets	1,168	402

Total assets	$47,072	$40,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	14,898	18,718
Total noncurrent liabilities	56,149	19,260
Total stockholders’ (deficit) equity	(23,975)	2,573

Total liabilities and stockholders’ equity	$47,072	$40,551